Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 29, 2016, except for Note 2 and the effects of discontinued operations, as to which the date is August 26, 2016, with respect to the consolidated financial statements and schedule of LSB Industries, Inc., and our report dated February 29, 2016 on the effectiveness of internal control over financial reporting of LSB Industries, Inc., incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-212503) and related Prospectus of LSB Industries, Inc. for the registration of 4,069,324 shares of its common stock.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

August 26, 2016